Exhibit 99.1

Penn National Gaming Names Marla Kaplowitz to Board of Directors

Kaplowitz Brings 30 Years of Experience in Business Management, Strategic Planning and Marketing and Communications

WYOMISSING, Pa. (Nov. 24, 2020) -- Penn National Gaming, Inc. (PENN: NASDAQ) (“the Company” or “Penn National”) announced today that the Company’s Board of Directors has appointed Marla Kaplowitz to the Board, subject to customary regulatory approvals. Ms. Kaplowitz’s appointment will expand the size of the Board to eight members, six of whom satisfy the standards for director independence under the current Listing Rules of the NASDAQ Stock Market.

Ms. Kaplowitz is President and Chief Executive Officer of the American Association of Advertising Agencies (4A’s), a trade association serving more than 600 member agencies across 1,200 offices throughout the U.S., who are responsible for more than 85% of total domestic advertising spend. Since joining 4A’s in 2017, Ms. Kaplowitz has modernized the 100-year old association and significantly reduced member attrition through a comprehensive range of offerings that reinforce member value, including diversity, equity and inclusion initiatives.

David Handler, Chairman of Penn National Gaming, commented, “Marla is an innovator and a proven leader in marketing and digital transformation, which will serve us well as Penn National continues its evolution into the nation’s leading omnichannel provider of retail and interactive gaming, sports betting and entertainment. We’re delighted to have her unique talents on the Board.”

From 2011 to 2017, Ms. Kaplowitz served as Chief Executive Officer of North America of MEC Global (now Wavemaker Global). During her time there, she led MEC to become a major disruptor in the area of talent management with its innovative approaches to attracting, nurturing and retaining the industry’s top executives.

Prior to joining MEC, Ms. Kaplowitz spent 12 years at MediaVest, where she led Procter & Gamble communications planning for North America and worked with brands including Avon, Denny's, Heineken and Norelco. She began her career at DMB&B, where she worked with clients such as Burger King, Merck and P&G and later joined Ammirati Puris Lintas, where she managed the agency's Labatt, Nickelodeon Networks and Unilever accounts.

Ms. Kaplowitz earned a BA in Sociology from the University of California, Santa Barbara and is a Graduate of two WPP Executive Programs - Maestro and the X-Factor-Global Executive Female Coaching. Her high-level strategy expertise is highlighted with Membership of the Boards of the 4A’s Foundation, The Ad Council, and the Better Business Bureau National Programs where she serves on two committees (Audit & Investment and the National Advertising Review Board). She is a Director on Industry Boards and Executive Committees for Ad-ID (for-profit), Digital Advertising Alliance and Trustworthy Accountability Group – a global effort to eradicate cyber fraud in the digital supply chain.

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About Penn National Gaming
With the nation's largest and most diversified regional gaming footprint, including 41 properties across 19 states, Penn National continues to evolve into a highly innovative omni-channel provider of retail and online gaming, live racing and sports betting entertainment. The Company's properties feature approximately 50,000 gaming machines, 1,300 table games and 8,800 hotel rooms, and operate under various well-known brands, including Hollywood, Ameristar, and L'Auberge. Our wholly-owned interactive division, Penn Interactive, operates retail sports betting across the Company's portfolio, as well online social casino, bingo, and iCasino products. In February 2020, Penn National entered into a strategic partnership with Barstool Sports, whereby Barstool is exclusively promoting the Company's land-based and online casinos and sports betting products, including the Barstool Sportsbook mobile app, to its national audience. The Company's omni-channel approach is bolstered by the myChoice loyalty program, which rewards and recognizes its over 20 million members for their loyalty to both retail and online gaming and sports betting products with the most dynamic set of offers, experiences, and service levels in the industry.

CONTACT:

Eric Schippers

Sr. Vice President, Public Affairs

Penn National Gaming

610/373-2400

Joseph N. Jaffoni, Richard Land

JCIR

212/835-8500 or penn@jcir.com